Exhibit 99.12(a)

College Retirement Equities Fund	George W. Madison
730 Third Avenue	Executive Vice President
New York, NY 10017-3206	and General Counsel
212 490-9000	gmadison@tiaa-cref.org
(212) 916-4750

April 28, 2008

College Retirement Equities Fund
730 Third Avenue
New York, New York 10017-3206

Re:	College Retirement Equities Fund
Post-Effective Amendment No. 42 to Registration Statement
on Form N-3 (File Nos. 33-00480 and File No. 811-04415)

Gentlemen:

          I hereby consent to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information filed by the College Retirement Equities Fund (“CREF”) as part of Post-Effective Amendment No. 42 to the Registration Statement (File Nos. 33-00480 and 811-04415) on Form N-3 under the Securities Act of 1933 for certain individual, group, and tax-deferred variable annuity certificates offered and funded by CREF.

Sincerely,

/s/ George W. Madison

Executive Vice President
and General Counsel